UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 12, 2015

RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to Form 8-K of RiceBran Technologies (the “Company”) amends the Company’s Form 8-K originally filed with the Securities and Exchange Commission on May 15, 2015 (the “Original Filing”).  The Company is filing this amendment to correct typographical errors in the interest rate and maturity date of the promissory notes that were in effect prior to their amendment on May 12, 2015.  This Amendment No. 1 to Form 8-K amends and restates in its entirety the subsection “Amended Note and Warrant Purchase Agreement” under Item 1.01.  No other changes were made to the Original Filing.

Item 1.01	Entering into a Material Definitive Agreement

Amended Note and Warrant Purchase Agreement

On May 12, 2015, the Company entered into an Amendment to Loan Documents with certain investors under the Note and Warrant Purchase Agreement, originally dated January 17, 2012, and as amended thereafter (the “Amendment”). Pursuant to the Amendment, the terms of the promissory notes held by electing investors extend the maturity dates from July 31, 2016 to May 31, 2018, and changes the interest rate from 5% per annum to an annual interest rate of Base Rate (determined as a function of LIBOR and as defined in the Amendment) plus 11%. Subordinated note holders representing approximately 97% of the principal due have agreed to the amendment to their notes. These participating noteholders will receive warrants to acquire approximately 289,670 shares of common stock in the aggregate with an exercise price equal to $5.25 per share, which warrants will be split pro rata among the participating noteholders based upon the principal amounts of their promissory notes. Each participating noteholder also signed a subordination agreement, pursuant to which they subordinated their security interest to Senior Lender. Further, the participating investors and the Company entered into a Third Amended and Restated Security Agreement, which secured the notes under the Note and Warrant Purchase Agreement, subordinate to Senior Lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: May 15, 2015	By:	/s/ J. Dale Belt
J. Dale Belt
Chief Financial Officer
(Duly Authorized Officer)